UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 15, 2025
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.	78401
(U.S. corporate headquarters)	(Zip Code)

1830 – 1188 West Georgia Street Vancouver, British Columbia, Canada	V6E 4A2
(Canadian corporate headquarters)	(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01         Regulation FD Disclosure

On January 15, 2025, the Company issued a news release to announce that it had completed the acquisition of 107,142,857 common shares (the “Anfield Shares”) of Anfield Energy Inc. (“Anfield”) (TSX-V: AEC) for total consideration of $10.46 million ($15 million Canadian dollars).

The acquisition was completed on January 15, 2025 pursuant to a subscription agreement between the Company and Anfield, whereby the Company subscribed for the Anfield Shares at a price of $0.14 per share (Canadian dollars). Immediately after the acquisition, the Company had beneficial ownership, and control and direction of, a total of 203,415,775 Anfield Shares, representing approximately 17.8% of the outstanding Anfield Shares on a non-diluted basis and approximately 24.2% of the outstanding Anfield Shares on a partially diluted basis after assuming the exercise of all warrants held by the Company.

Immediately prior to the acquisition, the Company beneficially owned, and had control and direction of, 96,272,918 Anfield Shares and 96,272,918 share purchase warrants of Anfield, each exercisable into an Anfield Share at a price of $0.18 (Canadian dollars) per share until May 12, 2027, representing approximately 9.3% of the outstanding Anfield Shares at such time on a non-diluted basis and approximately 17.0% on a partially diluted basis after assuming the exercise of all of warrants held by the Company.

The Anfield Shares were acquired by the Company for investment purposes. The Company will continue to monitor the business, prospects, financial condition and potential capital requirements of Anfield. Depending on its evaluation of these and other factors, the Company may from time to time in the future decrease or increase, directly or indirectly, its ownership, control or direction over securities of Anfield through market transactions, private agreements, subscriptions from treasury or otherwise, or may in the future develop plans or intentions relating to any of the other actions listed in (a) through (k) of Form 62-103F1 – Required Disclosure Under Early Warning Requirements. In connection with the acquisition, the Company has undertaken that it will not exercise Warrants to the extent that it will result in the Company becoming a "Control Person" of Anfield, as defined by the TSX Venture Exchange policies, without written approval of the exchange, including any disinterested shareholder approval required by it.

The Company has filed an early warning report under Anfield's profile at SEDAR+ at www.sedarplus.ca in connection with the acquisition under Canadian National Instruments 62-103 – The Early Warning System and Related Take-Over Bid and Insider Reporting Requirements. To obtain more information or a copy of such report, please contact Josephine Man, Chief Financial Officer, at the contact details below.

All ownership percentages herein are based upon the number of outstanding Anfield Shares disclosed by Anfield in its Management's Discussion and Analysis for the nine months ended September 30, 2024. The Company’s head offices are located at 1030 West Georgia Street, Suite 1830, Vancouver, British Columbia, V6E 2Y3 and at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas, 78401. Anfield’s head office is located at 4390 Grange Street, Suite 2005, Burnaby, British Columbia V5H 1P6.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	News Release dated January 15, 2025.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: January 15, 2025.	By:	/s/ Josephine Man
Josephine Man, Chief Financial
Officer, Treasurer and Secretary